Calculation of Filing Fee Tables
S-8
INOVIO PHARMACEUTICALS, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.001 par value per share, Amended and Restated 2023 Omnibus Incentive Plan	Other	10,200,000	$ 1.25	$ 12,750,000.00	0.0001381	$ 1,760.78
Total Offering Amounts:						$ 12,750,000.00		$ 1,760.78
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,760.78
Offering Note
[1]	(1) In accordance with Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions. (2) Represents 10,200,000 shares of Common Stock that may be issued pursuant to the Registrant's Amended and Restated 2023 Omnibus Incentive Plan (the "2023 OIP") that were authorized for issuance under the 2023 OIP by the Registrant's stockholders; (3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $1.25, the average of the high and low price of the registrant's Common Stock as reported on the Nasdaq Global Select Market on May 20, 2026. (4) The Registrant does not have any fee offsets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources